Ex. (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
HSBC Portfolios:

We consent to the use of our report, dated December 23, 2014, for the HSBC Portfolios, incorporated by reference herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ KPMG LLP

Columbus, Ohio
February 27, 2015